Exhibit 10.1

LEHMAN BROTHERS HOLDINGS INC.

SUPPLEMENTAL RETIREMENT PLAN

(Effective as of October 19, 1998, amended and restated effective November 8, 2007)

PREAMBLE

The Lehman Brothers Holdings Inc. Supplemental Retirement Plan (as amended and restated effective November 8, 2007) (the “Plan”) is established by Lehman Brothers Holdings Inc. (the “Company”) for the sole purpose of providing the Chairman and employees of the Company or its subsidiaries who are the Members of the Company’s non-Board Executive Committee (the “Executive Committee”) and other key employees of the Company as determined in the sole discretion of the Committee (as defined below) with supplemental retirement payments. The Plan was originally effective as of October 19, 1998, was amended and restated effective December 10, 2003 and was further amended and restated effective November 8, 2007. This document describes the benefits provided under the Plan. The Plan reads as follows:

ARTICLE 1

DEFINITIONS

1.1           Benefit Commencement Date:  The date on which payment of Full or Prorata Benefits shall begin, as described under Section 4.3 of the Plan.

1.2           Board:  The Board of Directors of the Company.

1.3           Cause:  A material breach by a Participant of an employment contract between the Participant and the Company or any of its subsidiaries, failure by the Participant to devote substantially all business time exclusively to the performance of his duties for Company or any subsidiary, willful misconduct, dishonesty related to the business and affairs of Company or any subsidiary, conviction of a felony or of a misdemeanor constituting a statutory disqualification under U.S. securities laws (or failure to contest prosecution for a felony or such a misdemeanor), habitual or gross negligence in the performance of a Participant’s duties, solicitation of employees of the Company or any subsidiary to work at another company, improper use or disclosure of confidential information, the violation of policies and practices adopted by the Company or any subsidiary including, but not limited to the Code of Conduct, engaging in Competitive Activity or Detrimental Activity or a material violation of the conflict of interest, proprietary information or business ethics policies of the Company or any subsidiary, or such other circumstances as may be determined in the sole discretion of the Committee. For avoidance of doubt, for purposes of the preceding sentence, a material breach of an employment contract or violation of policies would include, as applicable, the Participant’s violation of any policy or employment agreement relating to the obligation to provide advance notice of resignation from the Company or any subsidiary.

Following the occurrence of a Change in Control, “Cause” shall mean (i) the substantial and continuing failure by a Participant to perform the Participant’s duties for the Company (other than any such failure resulting from incapacity due to physical or mental illness), at least thirty (30) days after a written demand for performance is delivered to the Participant by the Board which specifically identifies the manner in which the Board believes that the Participant has not performed the Participant’s duties, (ii) conviction of, or plea of guilty or nolo contendere to, a felony or of or to a misdemeanor constituting a statutory disqualification under U.S. securities laws or (iii) engaging in willful misconduct which is demonstrably injurious to the Company.

Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board or upon the instructions of the Chairman or based upon the advice of counsel for the Company shall be conclusively presumed not to constitute either willful misconduct or Detrimental Activity. Following the occurrence of a Change in Control, the cessation of employment of the Participant shall not be deemed to be for Cause unless and until there shall have been duly adopted by the affirmative vote of not less than three-quarters (3/4) of the entire membership of the Board (excluding the Participant if the Participant is a member of the Board) at a meeting of the Board called and held for such purpose (after reasonable notice is provided to the Participant and the Participant is given an opportunity, together with counsel, to be heard before the Board) a resolution finding that, in the good faith opinion of the Board, the Participant has committed the conduct described in (i) or (ii) above, and specifying the particulars thereof in detail.

1.4           Chairman:  Chairman of the Executive Committee as of October 19, 1998.

1.5           Change in Control:  The occurrence during the term of the Plan of any of the following events:

(i)            An acquisition (other than directly from the Company, but including any acquisition in connection with any merger, consolidation, recapitalization or reorganization involving the Company) of the Company’s outstanding shares of capital stock having ordinary voting power in the election of directors (“Voting Securities”) by any “Person” (as the term “person” is used for purposes of Section 13(d) or 14(d) of the Exchange Act) immediately after which such Person has “Beneficial Ownership” (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 50% or more of the combined voting power of the Company’s then outstanding Voting Securities (or 30% or more of the combined voting power of the Company’s outstanding Voting Securities acquired in a consecutive twelve month period); provided, however, in determining whether a Change in Control has occurred, Voting Securities that are acquired in a “Non-Control Acquisition” (as hereinafter defined) shall not constitute an acquisition that would cause a Change in Control. A “Non-Control Acquisition” shall mean an acquisition by (A) an employee benefit plan (or a trust forming a part thereof or a trustee thereof acting solely in its capacity as trustee) maintained by (I) the Company or (II) any corporation or other Person of which a majority of its voting power or its voting equity securities or equity interest is owned, directly or indirectly, by the Company (for purposes of this definition, a “Subsidiary Entity”), (B) the Company or any of its Subsidiary Entities, or (C) any Person who files in connection with such acquisition a Schedule 13D that expressly disclaims any intention to seek control of the Company and does not expressly reserve the right to seek such control; provided, however, that any amendment to such statement of intent that either indicates an intention or reserves the right to seek control shall be deemed an “acquisition” of the securities of the Company reported in such filing as beneficially owned by such Person for purposes of this paragraph (i);

(ii)           Any merger, consolidation, recapitalization or reorganization involving the Company, unless such merger, consolidation, recapitalization or reorganization is a “Non-Control Transaction”; i.e., meets each of the requirements described in subparagraphs (A), (B) and (C) below:

(A)          the stockholders of the Company, immediately before such merger, consolidation, recapitalization or reorganization, own, directly or indirectly, immediately following such merger, consolidation, recapitalization or reorganization, at least 50% of the combined voting power of the outstanding voting securities of the Company, the corporation resulting from such merger, consolidation, recapitalization or reorganization, or any parent thereof (the “Surviving Corporation”) in substantially the same proportion as their ownership of the Voting Securities immediately before such merger, consolidation, recapitalization or reorganization;

(B)           the individuals who were members of the Board immediately prior to the execution of the agreement providing for such merger, consolidation, recapitalization or reorganization constitute at least 50% of the members of the board of directors of the Surviving Corporation immediately following the consummation of such merger, consolidation, recapitalization or reorganization; and

(C)           no Person other than the Company, any Subsidiary Entity, any employee benefit plan (or any trust forming a part thereof or a trustee thereof acting solely in its capacity as trustee) maintained by the Company, the Surviving Corporation, or any Subsidiary Entity, or any Person who, immediately prior to such merger, consolidation, recapitalization or reorganization had Beneficial Ownership of 30% or more of the then outstanding Voting Securities has Beneficial Ownership of 30% or more of the combined voting power of the Surviving Corporation’s then outstanding voting securities immediately following the consummation of such merger, consolidation, recapitalization or reorganization;

(iii)          Replacement within a consecutive twelve month period of a majority of the individuals who are members of the Board with individuals

(“Replacement Board Members”) who do not receive endorsement by a majority of the Board before the date of the appointment or election of such Replacement Board Member; or

(iv)          Sale or other disposition (other than a transfer to a Subsidiary Entity) of all or substantially all of the assets of the Company to any Person, or any Person acquires such amount of assets in any consecutive twelve-month period ending on the most recent acquisition by such Person.

Notwithstanding the foregoing, a Change in Control shall not be deemed to occur solely because any Person (the “Subject Person”) acquired Beneficial Ownership of more than the permitted percentage set forth in paragraph (i) of the outstanding Voting Securities as a result of the acquisition of Voting Securities by the Company that, by reducing the number of Voting Securities outstanding, increases the proportional number of shares Beneficially Owned by the Subject Person, provided that if a Change in Control would occur (but for the operation of this sentence) as a result of the acquisition of Voting Securities by the Company, and thereafter such Subject Person acquires any additional Voting Securities which increases the percentage of the then outstanding Voting Securities Beneficially Owned by the Subject Person, then a Change in Control shall occur. In addition, notwithstanding the foregoing a Change in Control shall not be deemed to occur unless such transaction or occurrence constitutes a change in ownership or effective control within the meaning of Section 409A(a)(2)(A)(v) of the Code.

1.6           Code:  The Internal Revenue Code of 1986, as amended.

1.7           Committee:  The Compensation and Benefits Committee of the Board.

1.8           Company:  Lehman Brothers Holdings Inc. and except as otherwise specified in this Plan in a particular context, any successor thereto, whether by merger, consolidation or acquisition of substantially all of its assets.

1.9           Competitive Activity:  Involvement (whether as an employee, proprietor, consultant or otherwise) with any person or entity (including any company and its affiliates) engaged in any business activity which is materially competitive with any business carried on by the Company or any of its subsidiaries on the date of termination of a Participant’s employment with the Company and any of its subsidiaries, as determined in the sole discretion of the Committee. Following the occurrence of a Change in Control, the determination of whether a Participant has engaged in “Competitive Activity” shall be made by a resolution duly adopted by the affirmative vote of three-quarters (3/4) of the entire membership of the Board (excluding the Participant if the Participant is a member of the Board) at a meeting of the Board called and held for such purpose (after reasonable notice is provided to the Participant and the Participant is given an opportunity, together with counsel, to be heard before the Board) finding that, in the good faith opinion of the Board, the Participant has committed the conduct described in the preceding sentence and that such conduct is demonstrably injurious to the Company.

1.10         Detrimental Activity:  means at any time (i) using information received during a person’s employment with the Company or any subsidiary , their affiliates or clients, in breach of such person’s undertakings to keep such information confidential; (ii) directly or indirectly persuading or attempting to persuade, by any means, any employee of the Company or any subsidiary to terminate his employment with the foregoing or to breach any of the terms of his employment with the foregoing; (iii) directly or indirectly making any statement that is, or could be, disparaging of the Company, its subsidiaries or affiliates, or any of their employees (except as necessary to respond truthfully to any inquiry from applicable regulatory authorities or to provide information pursuant to legal process); or (iv) directly or indirectly engaging in any activity (other than Competitive Activity) that is, or could be, substantially injurious to the financial condition, reputation, or goodwill of the Company or its subsidiaries or affiliates, in each case as determined in the sole discretion of the Committee. Following the occurrence of a Change in Control, the determination of whether a Participant has engaged in “Detrimental Activity” shall be made by a resolution duly adopted by the affirmative vote of three-quarters (3/4) of the entire membership of the Board (excluding the Participant if the Participant is a member of the Board) at a meeting of the Board called and held for such purpose (after reasonable notice is provided to the Participant and the Participant is given an opportunity, together with counsel, to be heard before the Board) finding that, in the good faith opinion of the Board, the Participant has committed the conduct described in (i), (ii), (iii), or (iv) above and that such conduct is demonstrably injurious to the Company.

1.11         Disability:  A disability as described in Section 409A(a)(2)(C) of the Code.

1.12         Domestic Partner:  An individual is a “Domestic Partner” with respect to a Participant for purposes of this Plan if such individual and the Participant have a currently registered domestic partnership with a governmental body pursuant to state or local law authorizing such registration. In the absence of a formal registration, a Participant can register his domestic partnership with another individual by filing an affidavit with the Lehman Brothers Benefits Service Center, and such individual shall qualify as a Domestic Partner of such Participant for purposes of this Plan for so long as such domestic partnership shall remain in effect.

1.13         Full Benefits:  Benefits under the Plan as described under Section 4.1 and payable pursuant to Section 4.3.

1.14         Good Reason:  The occurrence following a Change in Control of any of the following without either Cause or a Participant’s express written consent:

(i)            a material adverse change in a Participant’s title, position, authority or key responsibilities as compared to the Participant’s title, position, authority or key responsibilities immediately prior to the Change in Control, excluding for this purpose an action not taken in bad faith and which is remedied by the Company promptly after receipt of notice thereof given by the Participant;

(ii)           a material reduction in a Participant’s annual base salary or incentive compensation opportunities as compared to the Participant’s annual base salary and incentive compensation opportunities as in effect immediately prior to the Change in Control; or

(iii)          any requirement that the Executive (A) be based anywhere more than fifty (50) miles from the office where the Executive was located immediately prior to the Change in Control or (B) travel on Company business to an extent substantially greater than the Executive’s travel obligations immediately prior to the Change in Control.

1.15         Member:  Any person who is serving on the Executive Committee as of October 19, 1998, but who is not the Chairman.

1.16         Participant:  Each Member and the Chairman and any other person who is subsequently designated as a participant in the Plan pursuant to Section 3.1.

1.17         Present Value:  The discounted present value of a payment or stream of payments to be made at a future date, as determined by the actuary of the Qualified Plan using the interest rate applicable under the Qualified Plan to determine lump sum payments made at such time.

1.18         Prorata Benefits:  Benefits under the Plan as described under Section 4.2 and payable pursuant to Section 4.3.

1.19         Qualified Plan:  The Lehman Brothers Holdings Inc. Retirement Plan as from time to time in effect.

1.20         Spouse:  The individual to whom a Participant is legally married on the date of his death. An individual shall be treated as the Spouse of a Participant and as legally married to such Participant for such period as such individual shall qualify as the Domestic Partner of such Participant.

1.21         Trust:  The trust or trusts described in Section 2.3.

1.22         Trustee:  The trustee of the Trust.

1.23         Years of Service:  A Participant’s “years of vesting service” as determined under the Qualified Plan.

Usage. Whenever applicable, the masculine gender, when used in the Plan, will include the feminine gender, and the singular will include the plural.

ARTICLE 2

COMPANY FUNDING OBLIGATIONS

2.1           In General. The Company shall have no obligation under the Plan to make any payments or cause any payments to be made except as explicitly provided under this Plan.

2.2           Unfunded Plan. The Plan is intended to constitute an unfunded plan for a select group of management or highly compensated employees as defined in sections 201(2), 301(a)(3) and 401(a)(1) of  the Employee Retirement Income Security Act of 1974, as amended (“ERISA”). All amounts payable under the Plan shall be paid out of the general assets of the Company, and any individuals entitled to have payments made on their behalf under the Plan shall have no rights to payment greater than the rights of general unsecured creditors of the Company.

2.3           Rabbi Trust. The Company shall establish promptly a revocable trust to hold assets, subject to the claims of the Company’s creditors in the event of the Company’s insolvency, for the purpose of the payment of the benefits hereunder, which shall become irrevocable upon the first to occur of any of the events described in Section 1.5(i), (ii) or (iii), or upon the consummation of a merger, consolidation, reorganization, complete liquidation or dissolution, or agreement for sale or other disposition of all or substantially all of the assets of the Company as described in Section 1.5(iv). The Company shall contribute to the Trust cash in such amounts and at such times as are specified in this Plan and in the Trust. Amounts paid to Participants from the Trust shall discharge the obligations of the Company hereunder to the Participants to the extent of the payments so made.

ARTICLE 3

PARTICIPATION AND ELIGIBILITY

3.1           Participation. Participation in the Plan is limited initially to the Chairman and the Members. The Committee, in its sole discretion, may extend the benefits of this Plan to other key employees of the Company.

3.2           Eligibility for Full Benefits. A Participant is eligible to receive Full Benefits as described in Section 4.1 under the Plan if:

(i)            (x) his employment terminates on or after he attains age sixty (60) or the combination of his age and number of Years of Service exceeds eighty-five (85), and (y) he has not otherwise forfeited his benefits under Section 4.5 of this Plan;

(ii)           (x) he is a Participant other than a Member or the Chairman and retires after fulfilling any combination of eligibility criteria other than as specified in paragraph 3.2(i), if any, that has been communicated to such Participant in writing by the Committee in connection with such Participant’s initial participation in the Plan, and (y) he has not otherwise forfeited his benefits under Section 4.5 of this Plan; or

(iii)          (x) within three (3) years following the occurrence of a Change in Control, his employment is terminated by the Company without Cause or the Participant terminates his employment with Good Reason, and (y) he has not otherwise forfeited his benefits under Section 4.5 of this Plan.

(A)          Notwithstanding the foregoing, if all or any portion of the above payouts, either alone or together with other payments and benefits a Participant receives or is then entitled to receive from the Company and its subsidiaries, would constitute a payment described in Section 280G(b)(2) (or its successors) of the Internal Revenue Code of 1986, as amended (the “Code”), the payments and benefits provided to the Participant hereunder shall be reduced to the extent necessary so that no portion thereof shall be subject to the excise tax imposed by Section 4999 of the Code; but only if, by reason of such reduction, the net after tax benefit to the Participant shall exceed the net after tax benefit if such reduction were not made. For this purpose, the determination as to whether such payments and benefits constitute a payment described in Code Section 280G(b)(2) and as to the amount of such reduction, if any, necessary to avoid the excise tax shall be based upon the agreement of the Company and the Participant, or in the absence of such agreement, a determination by the accounting firm as described in (B) below.

(B)           “Net after tax benefit” shall mean the sum of (I) the total payments payable to the Participant hereunder, plus (II) all other payments and benefits which the Participant receives or is then entitled to receive from the Company and its subsidiaries that would constitute a payment described in Section 280G(b)(2) of the Code, less (III) the amount of federal, state and local income taxes payable with respect to the foregoing calculated at the maximum marginal income tax rate for each year in which the foregoing shall be paid to the Participant (based upon the rate in effect for such year as set forth in the Code at the time of termination of the Participant’s employment), less (IV) the amount of excise taxes imposed with respect to the payments and benefits described in (I) and (II) above by Section 4999 of the Code. The foregoing calculations shall be made, at the Company’s expense, by the Company and the Participant. If no agreement on the calculations is reached, the Participant and the Company shall agree to the selection of an accounting firm to make the calculations. If no agreement can be reached regarding the selection of an accounting firm, the Company shall select a nationally recognized accounting firm other than the Company’s independent auditors. The determination of any such firm selected shall be conclusive and binding on all parties.

(C)           In the event a determination is made as described in (A) and (B) above that any such payouts are to be reduced and if such determination occurs after the Participant has received accelerated awards as described above without such reduction having been made, the amount by which such payment is to be reduced as provided above shall be deemed to be a loan from the Company to the Participant and shall be due and payable by the Participant to the Company three days following notification by the Company to the Participant of such determination and the amount owing. No interest shall be due on such amount and the Company shall hold the Participant harmless, on an after-tax basis, from any excise tax or income tax (including interest or penalties with respect thereto) imposed with respect to such amount or with respect to any imputed income with respect to such advance.

3.3           Eligibility for Prorata Benefits. A Participant is eligible to receive Prorata Benefits as described in Section 4.2 under the Plan if:

(i)            his employment terminates (A) after attaining age forty-five (45) or having completed five (5) Years of Service (but before he attains age sixty (60) or the combination of his age and number of Years of Service exceed eighty-five (85)) or (B) if he is a Participant other than a Member or the Chairman, after fulfilling any combination of eligibility criteria other than as specified in clause (A) of this paragraph, if any, that has been communicated to such Participant in writing by the Committee in connection with such Participant’s initial participation in the Plan, and

(ii)           he has not otherwise forfeited his benefits under Section 4.5 of this Plan.

ARTICLE 4

BENEFITS

4.1           Amount of Full Benefit. In accordance with the payment provisions of Section 4.3, a Participant who meets the eligibility requirements under Section 3.2 shall be eligible to receive Full Benefits under the Plan. Full Benefits shall be equal to (i) twenty-five (25) annual payments of up to $700,000 for Participants other than the Chairman and (ii) twenty-five (25) annual payments of $1,250,000 for the Chairman.

4.2           Amount of Prorata Benefit. In accordance with the payment provisions of Section 4.3, a Participant who meets the eligibility requirements under Section 3.3 shall be eligible to receive Prorata Benefits under the Plan. Prorata Benefits shall be equal to (i) twenty-five (25) annual payments of up to $700,000 for Participants other than the Chairman and (ii) twenty-five (25) annual payments of $1,250,000 for the Chairman, multiplied by the ratio of (A) the Participant’s Years of Service at termination or retirement to (B) the projected Years of Service the Participant would have had at age sixty (60) (or, if the Participant is other than a Member or the Chairman, at such other age for eligibility for Full Benefits that is communicated to such Participant in writing by the Committee at the time of such Participant’s initial participation in the Plan) had his employment not terminated. Notwithstanding the foregoing, with respect to Years of Service beginning on or after December 1, 2007, the Committee, in its sole discretion, shall have the ability to exclude Years of Service for purposes of the immediately foregoing ratio for any year in which such Participant is no longer a Member or for any year in which such Participant is no longer serving on the Executive Committee.

4.3           Payment of Benefits. Except as provided in Section 4.4, Full and Prorata Benefits under the Plan shall commence the first day of the first month coincident with or next following the later of (i) the month that a Participant attains age sixty (60), or (ii) the month a Participant retires or terminates employment with the Company (the “Benefit Commencement Date”).

4.4           Benefits on Death or Disability. In the event of the death or Disability of a Participant, (i) the Committee may, in its sole discretion, increase the Participant’s Prorata Benefit up to a maximum of the Full Benefit and (ii) payment of the Present Value of the Participant’s Full or Prorata Benefits shall occur as soon as practicable but in no event more than 90 days following Disability or death, as applicable, and shall be made in one lump sum.

4.5           Forfeiture and Cessation of Payments. A Participant shall forfeit all rights to Full or Prorata Benefits (including the right to any such benefits after the Benefit Commencement Date) if (i) he engages in Competitive Activity at any time other than following termination of his employment (A) by the Company without Cause within three (3) years following a Change in Control or (B) by the Participant with Good Reason within three (3) years following a Change in Control, (ii) he engages in Detrimental Activity at any time, (iii) his employment is terminated with Cause, or (iv) he is a Participant other than a Member or the Chairman and his employment terminates for a reason other than death or Disability before the earlier of (A) the date determined by the Committee in connection with such Participant’s initial participation in the Plan and (B) a Change in Control.

4.6           Withholding. All payments and benefits under the Plan shall be subject to any applicable withholding requirements imposed by any tax or other law. The Company shall have the right to satisfy any withholding obligation against any other payments, including regular wages, due the Participant.

ARTICLE 5

AMENDMENT AND TERMINATION

5.1           Amendment and Termination. Subject to Section 5.2, the Company, by action of the Committee, may at any time amend the Plan, retroactively or otherwise, in any respect or terminate the Plan; provided, however, that no such amendment or termination shall reduce the amount of  Full or Prorata Benefit for which a Participant was eligible under the Plan in effect immediately prior to the date of such amendment or termination (determined as though the Participant’s employment with the Company had then terminated but without regard to the requirement of Section 4.5 relating to employment on July 1, 2001, or such date as specified by the Committee with respect to a Participant who is neither a Member nor the Chairman); and further provided that no amendment made within six (6) months before a Change in Control or at any time after a Change in Control that reduces or otherwise adversely affects a Participant’s rights with respect to Full or Prorata Benefits shall be given effect.

5.2           Restrictions on Company’s Action. Without the express written consent of the Participant, no action taken by the Company shall adversely affect a Participant’s (or his Spouse’s) right to receive a Full or Prorata Benefit upon satisfaction by the Participant of the conditions precedent to entitlement to such a benefit as they exist under the terms of the Plan in effect immediately prior to such action, and at the time and on the terms then in effect.

5.3           Notwithstanding anything herein to the contrary, the provisions of this Article 5 may not be amended without the express written consent of each Participant.

ARTICLE 6

ADMINISTRATION; FUNDING OF TRUST

6.1           Committee. The Plan shall be administered by the Committee. Without limiting the generality of the foregoing, the Committee shall have the power and discretion:

(i)            to make and enforce rules and regulations and to prescribe the use of forms necessary or advisable for efficient administration of the Plan;

(ii)           to interpret the Plan, to resolve ambiguities, inconsistencies and omissions and to decide questions concerning the eligibility of any person to receive benefits under the Plan, such interpretations, resolutions and decisions to be final and conclusive on all persons;

(iii)          to direct payment of amounts due with respect to each Participant under the Plan;

(iv)          to delegate authority to agents and other persons to act on its or his behalf in carrying out the provisions and administration of the Plan and to take or direct any action required or advisable with respect to the administration of the Plan and Trust; and

(v)           to perform any other acts as the Committee deems necessary or appropriate for the proper administration of this Plan.

6.2           Claims Procedure. If any claim for benefits under the Plan is denied, the Committee shall follow procedures similar to those then in effect under the Qualified

Plan for notifying the applicant of such denial and for affording the applicant an opportunity to appeal such denial.

6.3           Service of Process. The Company or such other person as may from time to time be designated by the Committee shall be the agent for service of process under the Plan.

6.4           No Bond Required. No bond or other security shall be required of any individual or the Committee except as may be required by law.

6.5           Limitation of Liability; Indemnity. Except to the extent otherwise provided by law, if any duty or responsibility of the Committee has been allocated or delegated to any other person in accordance with any provision of the Plan, then the Committee shall not be liable for any act or omission of such person in carrying out such duty or responsibility. The Company shall indemnify and save each person who is a member of the Committee and each employee or director of the Company harmless against any and all loss, liability, claim, damage, cost and expense which may arise by reason of, or be based upon, any matter connected with or related to the Plan or the administration of the Plan (including, but not limited to, any and all expenses whatsoever reasonably incurred in investigating, preparing or defending against any litigation, commenced or threatened, or in settlement of any such claim whatsoever) to the fullest extent permitted under applicable law.

6.6           Powers of the Committee. Notwithstanding any other provisions of this Plan or the Trust to the contrary, the Committee may, subject to Section 7.10:

(i)            accelerate a Participant’s eligibility for Prorata or Full Benefits under the Plan;

(ii)           pay in one lump sum the Present Value of any Full or Prorata Benefit upon termination of the Plan (to the extent permitted under Section 409A of the Code);

(iii)          establish eligibility criteria for any Participant other than a Member or the Chairman to receive Full and Prorata Benefits, provided such criteria are communicated to each such Participant in writing by the Committee at the time of such Participant’s initial participation in the Plan; and

(iv)          cause the Company to fund the Trust at any time by determining each Participant’s Full or Prorata Benefit and causing the Company to contribute to a separate account maintained for each Participant under the Trust, in cash, an amount equal to the Present Value of such Participant’s Full or Prorata Benefit (or, if annual payments have already commenced, the Present Value of the remaining benefit) less any amount credited to such Participant’s account under the Trust as of the date of the contribution.

Notwithstanding the provisions of paragraph (iv), the Committee shall upon the occurrence of a Change in Control determine each Participant’s Full or Prorata Benefit as of the end of such Participant’s latest completed month of service. Within five (5) days following such a Change in Control (or, if later, on the date when every Participant’s Full or Prorata Benefit has been determined), the Company shall contribute to a separate account maintained for each Participant under the Trust, in cash, an amount equal to 110% of the Present Value of each such Participant’s Full or Prorata Benefit (or, if annual payments have already been made, the Present Value of the remaining payments) less any amount credited to such Participant’s account under the Trust as of the date of the contribution. Within five (5) days of each anniversary of the Change in Control (or, if later, on the date when each Participant’s benefit that has accrued as of the date of such anniversary has been determined), the Company shall make an additional contribution to the Trust, in cash, such that the amount maintained in each Participant’s account shall equal at least 110% of the then Present Value of each such Participant’s Full or Prorata Benefit (or, if annual payments have already been made, the Present Value of the remaining payments) less any amount credited to such Participant’s account under the Trust as of the date of such additional contribution. Notwithstanding anything in this Plan to the contrary, as of each anniversary of the Change in Control, the Company shall be entitled to receive, if it so elects, a payment from the Trust such that after such payment, the assets credited to each Participant’s account equal at least 120% of the then Present Value of the Participant’s Full or Prorata Benefit (or, if annual payments have already been made, the Present Value of the remaining payments). For purposes of determining the Present Value of amounts described in this paragraph for Participants who have not commenced receiving benefits under the Plan, the Company shall assume that each Participant’s Benefit Commencement Date will occur at age sixty (60), or if a Participant has already attained age sixty (60), will occur immediately.

6.7           Legal Fees and Interest. If after the occurrence of a Change in Control, (i) a dispute arises with respect to the enforcement of a Participant’s rights under this Plan, or (ii) any legal or arbitration proceeding shall be brought to enforce or interpret any provision contained herein or to recover damages for breach hereof and the Participant prevails in whole or in part, in either case so long as the Participant is not acting in bad faith, the Participant shall recover from the Company any reasonable attorneys’ fees and necessary costs and disbursements incurred as a result of such dispute, legal or arbitration proceeding (“Expenses”), and prejudgment interest on any money judgment or arbitration award obtained by the Participant calculated at the prime rate of interest as reported by The Wall Street Journal from the date that payments to the Participant should have been made under this Plan. Within ten (10) days after the Participant’s written request therefor, the Company shall pay to such Participant, or such other person or entity as such Participant may designate in writing to the Company, the Participant’s Expenses.

ARTICLE 7

MISCELLANEOUS

7.1           Payment to Incompetent. If any person entitled to benefits under this Plan shall be a minor or shall be either physically or mentally incompetent in the judgment of the Committee, such benefits may be paid pursuant to the same procedures as specified from time to time under the Qualified Plan. In the event of such payment the Company and the Trust shall be discharged from all further liability for such payment.

7.2           Spendthrift Clause. To the maximum extent permitted by law, (i) no benefit, distribution or payment under the Plan may be anticipated, assigned (either at law or in equity), alienated or subject to attachment, garnishment, levy, execution or other legal or equitable process, whether pursuant to a “qualified domestic relations order”, as defined in section 414(p) of the Code, or otherwise; and (ii) the Plan shall in no manner be liable for or subject to the debts or liabilities of any Participant.

7.3           Data. Any Participant or Spouse entitled to benefits under the Plan must furnish to the Committee such documents, evidence or information as the Committee considers necessary or desirable for the purpose of administering the Plan, or to protect the Committee; and it is a condition of the Plan that each such Participant or Spouse must furnish promptly true and complete data, evidence or information and sign such documents as the Committee may require before any benefits become payable under the Plan.

7.4           Separability. If any provision of the Plan is held invalid or unenforceable, its invalidity or unenforceability will not affect any other provisions of the Plan, and the Plan will be construed and enforced as if such provision had not been included therein.

7.5           Captions. The captions contained herein are inserted only as a matter of convenience and for reference and in no way define, limit, enlarge or describe the scope or intent of the Plan nor shall, in any way, affect the Plan or the construction of any provision thereof.

7.6           Right of Discharge Reserved. The establishment of the Plan shall not be construed to confer upon any Participant any legal right to be retained in the employ of the Company or give any Participant or any other person any right to benefits, except to the extent expressly provided for hereunder. All Participants will remain subject to discharge to the same extent as if the Plan had never been adopted, and may be treated without regard to the effect such treatment might have upon them under the Plan.

7.7           Not Compensation for Other Plans. No compensation payable as a consequence of participation in the Plan shall be considered in calculating or determining benefits, coverage or contributions under any other employee benefit plan or program, unless otherwise explicitly provided under such plan or program or as otherwise required by applicable law.

7.8           Arbitration. Prior to a Change in Control, any dispute, controversy or claim between a Participant and the Company arising out of or relating to or concerning the provisions of the Plan shall be finally settled by arbitration in the City of New York before, and in accordance with, the commercial arbitration rules of the American Arbitration Association (“AAA”). If, after the occurrence of a Change in Control, any dispute, controversy or claim arises between a Participant and the Company out of or relating to or concerning the provisions of the Plan, such dispute, controversy or claim shall be finally settled by a court of competent jurisdiction in the City of New York which, notwithstanding the provisions of Article 6 or any other provision of the Plan, shall apply a de novo standard of review to any determination made by the Company, the Board or the Committee.

7.9           Governing Law and Limitations on Actions. The Plan is intended to constitute an arrangement that is unfunded and maintained primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees, all within the meaning of  ERISA, as amended. To that extent, rights under this Plan shall be governed by and construed in accordance with rules of Federal law applicable to such plans. To the extent that such rules of Federal law are not applicable, the Plan shall be construed, and all provisions hereof shall be enforced and administered, according to the laws of the State of New York without regard to principles of choice of law; provided, however, that any determination of whether a Change in Control has occurred for purposes of this Plan shall be determined in accordance with the laws of the State of Delaware without regard to principles of choice of law. No action (whether at law, in equity or otherwise) or arbitration claim shall be brought by or on behalf of any Participant or Spouse for or with respect to benefits due under this Plan unless the person bringing such action has timely exhausted the Plan’s claim review procedure. Any action (whether at law, in equity or otherwise) or arbitration claim must be commenced within three years. This three year period shall be computed from the earlier of (i) the date a final determination denying such benefit, in whole or in part, is issued under the Plan’s claim review procedure and (ii) the date such individual’s cause of action first accrued (as determined under the laws of the State of New York or the State of Delaware, as applicable, without regard to principles of choice of laws).

7.10         Compliance with the Provisions of Code Section 409A. Notwithstanding anything in this Plan to the contrary, payment under the Plan to any Participant shall be deferred, if necessary, until the first date that such payment could be made without subjecting the Participant taxes imposed by Code Section 409A. For the avoidance of doubt, notwithstanding any other provision of this Plan, in the event that it is determined by the Committee that, as a result of Section 409A of the Code, a Participant is deemed to be a “specified employee” (within the meaning of Section 409A(a)(2)(B)(i) of the Code),  payments hereunder shall not be made prior to the date which is six (6) months after the date of such Participant’s separation from service from the Company and all its subsidiaries, determined in accordance with Section 409A of the Code and the regulations promulgated thereunder, and as soon as practicable, but not later than thirty (30) days following the expiration of such six (6) month period, the Company will make such payments required hereunder.

IN WITNESS WHEREOF, LEHMAN BROTHERS HOLDINGS INC. has caused this instrument to be executed by its duly authorized officers, and its corporate seal to be hereunto affixed, this 8th day of November, 2007.

LEHMAN BROTHERS HOLDINGS INC.

	By:	/s/ Tracy A. Binkley
	Title:	Vice President and
Director of Global Human Resources

ATTEST:

/s/ Madeline L. Shapiro
Madeline L. Shapiro
Assistant Secretary